Exhibit 99.1
CARDIAC SCIENCE REPORTS STRONG FIRST QUARTER RESULTS
• Revenue Exceeds $39 Million on Solid Defibrillation and Cardiac Monitoring Products Growth
• GAAP Profit of $0.3 Million
• GAAP EPS of $0.01; Pro Forma EPS of $0.02
• Positive Operating Cash Flow of $3.6 Million
• Company Reaffirms Full Year 2006 Guidance
BOTHELL, WA, APRIL 27, 2006—Cardiac Science Corporation (Nasdaq: CSCX), a global leader in advanced cardiac monitoring and defibrillation products, today announced strong results for the first quarter ended March 31, 2006. Revenue for the quarter was $39.1 million, an 8.9% sequential increase from the fourth quarter of 2005. The Company generated net income for the quarter of $264,000, or $0.01 per share and generated positive operating cash flow of $3.6 million.
“As we expected, 2006 is off to a good start and we’ve returned the Company to GAAP profitability,” said John Hinson, president and chief executive officer. “We reported first quarter revenue growth over the same quarter last year and over the fourth quarter 2005. This growth reflects increased revenue from both our defibrillation and cardiac monitoring product lines, with an especially strong performance in the international markets. As a result of our strong start, we are reiterating our previous guidance for both the top and bottom lines for 2006,” he added.
There have been several significant developments at Cardiac Science since mid-February, all of which demonstrate progress toward 2006 objectives and also serve to increase management’s optimism about the Company’s long term prospects. Among the developments:
•	In mid-February the Company obtained FDA 510k clearance to market a new “crash cart” defibrillator monitor designed specifically for use by medical professionals to respond to cardiac emergencies in hospital settings. This new defibrillator monitor will be sold exclusively by GE Healthcare.
•	In late February, we announced that several significant enhancements to the executive team had been made by adding highly qualified individuals to the positions of Vice President — Marketing, Vice President — Regulatory Affairs/Quality Assurance and Vice President — Corporate Controller.
•	In early March, the Company presented groundbreaking new research that illustrates a new dimension of analysis of cardiac stress testing data that can be used to substantially improve the determination of a patient’s risk of cardiovascular death (CVD).
•	In early April, the Company announced it had begun shipping two new models of Powerheart® AEDs that meet the newly updated American Heart Association (AHA) Guidelines for Cardiopulmonary Resuscitation and Emergency Cardiovascular Care, as well as the recently released European Resuscitation Council (ERC) Guidelines for Resuscitation.

•	In mid-April, the Company announced it had been issued three new U.S. patents, demonstrating innovation in both defibrillation and cardiac monitoring technology.
•	This week, the Company announced it has received 510(k) regulatory clearance from the U.S. Food and Drug Administration (FDA) to market a new Electrocardiograph, the AtriaTM 6100 and expects to begin shipping the product this quarter.
First Quarter Results
First quarter 2006 performance includes the results of both predecessor companies, Quinton Cardiology Systems, Inc. (Quinton) and Cardiac Science, Inc. (CSI), from the merger that closed on September 1, 2005. Comparable results for the first quarter of 2005 include only the performance of Quinton, affecting the comparability of year-over-year results.
First quarter 2006 revenue was up 84% over reported first quarter 2005 revenue of $21.3 million, due primarily to the effect of the merger. First quarter 2006 revenue was up 9.4% over pro forma revenue for the first quarter of 2005, which would have been $35.7 million had Quinton and CSI been combined during that period.
Gross margin for the first quarter was 47.0%. Excluding merger-related charges of approximately $267,000, pro forma gross margin for the first quarter would have been 47.7%. Gross margin was slightly less than previous guidance, due primarily to the effect of the large volume of sales to the Japanese market, including a specific sale in response to a competitive bid at a lower gross margin and, to a lesser degree, product mix.
During the quarter, the Company recorded stock-based compensation charges of $449,000, depreciation of $689,000 and amortization of $868,000. EBITDA for the first quarter was $2.0 million. Excluding stock-based compensation expense and merger-related items, adjusted EBITDA was $2.9 million, or 7.5% of revenue.
Cardiac Science generated net cash from operating activities in the first quarter of $3.6 million and the Company had $6.2 million in cash as of March 31, 2006.
Outlook
Management is reiterating its guidance for 2006. Revenue for the full year is expected to be in the range of $160 to $175 million and gross margin is expected to be in the range of 48% to 52%. Fully taxed net income for 2006 is expected to be in the range of $5.0 to $6.0 million, or between $0.21 and $0.27 per fully diluted share. Adjusted EBITDA for the full year, excluding stock-based compensation, is expected to be in the range of 11% to 14% of revenues.

For the second quarter, the Company currently expects revenue to be between $38 million and $41 million. While the Company currently expects gross margin to be slightly higher than the first quarter, SG&A expenses are also expected to be higher, primarily due to legal expenses associated with the patent lawsuit the Company has filed against a competitor and, to a lesser extent, increases in staffing to support growth. Based on the expected revenue range, net income is expected to be in a range between breakeven and $600,000, or between $0.00 and $0.03 per share. Adjusted EBITDA, which excludes stock-based compensation, is expected to be in the range of 6% to 9% of revenue for the second quarter.
Pro Forma Financial Information
This news release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). Information presented on a pro forma basis includes pro forma gross margin, EBITDA, adjusted EBITDA and earnings per share for the three-month period ended March 31, 2006. Management believes that this pro forma information is a meaningful indicator of operating performance. Reconciliations of EBITDA and adjusted EBITDA to net income and of gross margin to pro forma gross margin are provided in attached tables.
Conference Call Information
Cardiac Science has scheduled a conference call for 4:30 p.m. Eastern Standard Time today to discuss the Company’s financial results for the first quarter. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, please dial (800) 866-5043. International participants can call (303) 262-2006. The call will also be webcast live on the web at www.cardiacscience.com. An audio replay of the call will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11059050#. An audio archive will be available at www.cardiacscience.com for one month following the call.
About Cardiac Science Corporation
Cardiac Science Corporation develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including AEDs, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor – defibrillators and cardiology data management systems. Cardiac Science Corporation also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The Company is the successor to various entities that have owned and operated cardiology-related businesses that sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science Corporation is headquartered in Bothell, WA, and also has operations in Lake Forest, California, Deerfield, Wisconsin, Shanghai, China and Manchester, United Kingdom.

Forward Looking Statements
This press release contains forward-looking statements. The word “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward looking statements in this press release include, but are not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, litigation related expenses, and adjusted EBITDA. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the 10-k filed by Cardiac Science Corporation for the year ended December 31, 2005. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
(Tables to Follow)

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2006		2005
	$	%	$	%

Revenues:
Products	$34,569	88.4%	$18,344	86.0%
Service	4,546	11.6%	2,986	14.0%

Total revenues	39,115	100.0%	21,330	100.0%

Cost of Revenues:
Products	17,680	51.1%	9,682	52.8%
Service	3,042	66.9%	1,882	63.0%

Total cost of revenues	20,722	53.0%	11,564	54.2%

Gross Profit:
Products	16,889	48.9%	8,662	47.2%
Service	1,504	33.1%	1,104	37.0%

Gross profit	18,393	47.0%	9,766	45.8%

Operating Expenses:
Research and development	2,970	7.6%	1,809	8.5%
Sales and Marketing	9,383	24.0%	4,657	21.8%
General and administrative	5,811	14.8%	2,045	9.6%

Total operating expenses	18,164	46.4%	8,511	39.9%

Operating income	229	0.6%	1,255	5.9%

Other Income (Expense):
Interest income (expense)	(50)	-0.1%	113	0.5%
Other income, net	231	0.6%	61	0.3%

Total other income	181	0.5%	174	0.8%

Income before income taxes and minority interest	410	1.1%	1,429	6.7%
Income taxes	(159)	-0.4%	(470)	-2.2%

Income before minority interest in loss of consolidated entity	251	0.7%	959	4.5%
Minority interest in loss of consolidated entity	13	0.0%	20	0.1%

Net income	$264	0.7%	$979	4.6%

Income per share — basic	$0.01		$0.09
Income per share — diluted	$0.01		$0.09
Weighted average shares outstanding — basic	22,430,814		10,857,886
Weighted average shares outstanding — diluted	22,607,617		11,406,306

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$6,169	$3,546
Accounts receivable, net	25,899	25,738
Inventories	20,004	22,052
Deferred income taxes	12,115	12,115
Prepaid expenses and other current assets	1,988	2,511

Total current assets	66,175	65,962

Machinery and equipment, net of accumulated depreciation	7,262	7,631
Intangibles assets, net of accumulated amortization	34,470	35,338
Goodwill	110,888	111,215
Investment in unconsolidated entities	454	462
Other assets	100	100
Deferred income taxes	27,790	27,849

Total assets	$247,139	$248,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,760	$11,642
Accrued liabilities	9,890	11,918
Warranty liability	2,359	2,348
Deferred revenue	7,937	7,924

Total current liabilities	31,946	33,832

Other liabilities	1,306	1,806

Total liabilities	33,252	35,638

Minority interest in consolidated entity	116	128

Shareholders’ Equity	213,771	212,791

Total liabilities and shareholders’ equity	$247,139	$248,557

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2006	2005

Operating Activities:
Net income	$264	$979

Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	1,557	404
Stock-based compensation expense	479	24
Deferred taxes	63	434
Minority interest in consolidated entity	(12)	(20)

Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	34	1,427
Inventories	2,024	(692)
Prepaid expenses and other current assets	616	13
Accounts payable	118	397
Accrued and other liabilities	(1,598)	(1,864)
Warranty liability	11	(77)
Deferred revenue	13	(25)

Net cash flows from operating activities	3,569	1,000

Investing Activities:
Purchases of machinery and equipment, net	(396)	(187)
Payments of acquisition related costs	(773)	(79)

Net cash flows used in investing activities	(1,169)	(266)

Financing Activities:
Proceeds from exercise of stock options and employee stock purchase plan	223	185

Net cash flows from financing activities	223	185

Net change in cash and cash equivalents	2,623	919
Cash and cash equivalents, beginning of period	3,546	21,902

Cash and cash equivalents, end of period	$6,169	$22,821

Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Pro Forma Results

	Reconciliation of Net Income to Pro Forma Net Income
	Three months ended March 31, 2006
	(in thousands, except share and per share amounts)
	As Reported	Pro Forma Adjustments
	in Accordance	Merger	Inventory	Pro Forma
	with GAAP	Expenses	Valuation	Results

Total revenues	$39,115	$—	$—	$39,115
Gross profit	18,393	32	235	18,660
%	47.0%			47.7%

Total operating expenses	18,164	(152)	—	18,012

Operating income	229	184	235	648
Total other income	181	—	—	181

Income before income taxes	410	184	235	829
Income taxes	(159)	(72)	(92)	(323)

Income before minority interest	251	112	143	506
Minority interest	13	—	—	13

Net income	$264	$112	$143	$519

Weighted average shares — primary	22,430,814			22,430,814
Weighted average shares — fully diluted	22,607,617			22,607,617

Net income per share (1)	$0.01			$0.02

(1)	Fully diluted weighted average shares are used for computing net income per share.

	Reconciliation of Cash Flows From Operations to Pro Forma Cash Flow From Operations
	(in thousands)
		Pro Forma
		Adjustment for
	GAAP	Merger Related	Pro Forma
	Results	Cash Payments	Results
Net cash flows from operating activities for for the three months ended March 31, 2006	$3,569	$751	$4,320

	Reconciliation of Net Income to Pro Forma adjusted EBITDA
	(in thousands)
	Three Months Ended		Three Months Ended
	March 31, 2006		March 31, 2005

		% of revenue		% of revenue

Net income	$264	0.7%	$979	4.6%
Depreciation and amortization	1,557	4.0%	404	1.9%
Interest (income) expense	50	0.1%	(113)	-0.5%
Income taxes	159	0.4%	470	2.2%

EBITDA	2,030	5.2%	1,740	8.2%

Stock-based compensation (net of $30 capitalized in inventory)	449	1.1%	24	0.1%
Pro forma merger related adjustments	419	1.1%	—	0.0%

Pro forma adjusted EBITDA	$2,898	7.4%	$1,764	8.3%